Exhibit 99.1

BIONIK Laboratories Launches InMotion Connect™, Driving Outcomes through Internet of Things (IoT) and Intelligent Data

InMotion Connect™, a cloud-based data analytics solution, combines real-time robot data with deep expertise of BIONIK’s clinical specialists to partner with each clinic, promoting robot utilization, supporting clinician engagement, and enhancing patient care

BIONIK partners with Kindred Hospital Rehabilitation Services with an initial deployment at Oklahoma City location

TORONTO & BOSTON – June 25, 2020 -- BIONIK Laboratories Corp. (OTCQB:BNKL) ("BIONIK" or the "Company"), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced it has launched its InMotion Connect™  platform, a comprehensive solution to meet the data connectivity and analytics needs of hospitals and healthcare facilities nationwide.

InMotion Connect™ is a cloud-based data analytics solution that securely streams and stores anonymized data from all connected InMotion® robotics devices to BIONIK’s cloud server hosted by Amazon AWS, providing contextual and relevant data to reach hospital clinicians and management teams when it matters the most. It combines real-time data of each InMotion® robotic device with the deep clinical knowledge and expertise of BIONIK’s clinical specialists to collaboratively partner with each clinic to promote utilization of the robotic devices and support clinician engagement, with the goal of enhancing patient care. Reporting capabilities in the platform focus on deep data analytics with customizable and adaptive dashboards to support effective decision making for clinicians and for hospital management.

Mercy Rehabilitation Hospital Oklahoma City, a Kindred Hospital Rehabilitation Services (“Kindred”) managed site, is BIONIK’s flagship deployment of InMotion Connect™. The deployment follows a pilot program with Kindred where more than 20 hospitals participated in an initiative to use data to empower on-site and hospital system-wide decision making to drive better technology adoption. Cloud-based data analytics were combined with BIONIK’s clinical specialists to collaboratively partner with local staff to drive optimal use of InMotion® technology, while the resulting data was utilized by both local and corporate hospital management to support better utilization of the robots as well as improved patient outcomes.

“We’re pleased to partner with BIONIK for the launch of InMotion Connect™ and to deploy their innovative platform at Mercy Rehab Oklahoma City. The value add of being able to manage patient treatment remotely is even more important today than ever before, and we believe BIONIK’s Connect™ platform provides the robust capabilities our clinicians need to ensure optimal patient outcomes,” said Russ Bailey, Chief Operating Officer, Kindred Rehabilitation Hospitals.

The Company believes that technology adoption can be one of the biggest barriers for the successful implementation of new systems within clinics. InMotion Connect™ has been designed by BIONIK to provide valuable and insightful data that is expected to help maximize technology adoption and increase asset utilization, better engage clinicians and management teams, lead to better patient outcomes, and increase returns on investment.

“At BIONIK, we emanate solutions. InMotion Connect™ targets the critical need to improve technology adoption at each rehabilitation clinic that can be monitored through the platform to ensure that the state-of-the-art rehabilitation methods are effectively in use across the hospital network. The single platform that can be accessed anywhere, anytime, helps increasing technology adoption due to convenience and ease-of-use for the clinician, hospital management and headquarter teams,” said Dr. Eric Dusseux, CEO, BIONIK. “It is another new step for BIONIK, updating the traditional neurorehabilitation process, and sowing the seeds of the future, allowing our clients to benefit from our data solution to improve technology productivity and increase return on assets”.

To learn more about InMotion Connect™, please visit our website .

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and three products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of robotic rehabilitation products and other Company products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:

Matthew Bretzius
FischTank PR
matt@fischtankpr.com